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                                                                    EXHIBIT 99.A


MEDIA INQUIRIES:  ROBERT WILLIAMS  (312) 606-4356
INVESTOR RELATIONS:  JIM BENCOMO   (312) 606-4125

ANN JULSEN
BRENDA ADRIAN
SITRICK AND COMPANY
(312) 606-4113
(310) 788-2850

                 USG CORPORATION FILES VOLUNTARY CHAPTER 11 CASE
             TO MANAGE RAPIDLY INCREASING ASBESTOS LITIGATION COSTS
                        AND TO RESOLVE ASBESTOS LIABILITY

              OBTAINS COMMITMENT FOR $350 MILLION IN DIP FINANCING


     Chicago, June 25, 2001 -- USG Corporation (NYSE:USG) announced today that it filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to manage the growing asbestos litigation costs of its United States Gypsum Company subsidiary and to resolve asbestos claims in a fair and equitable manner. USG's major domestic subsidiaries also filed Chapter 11 petitions, including United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation.

     "We took this action not only to resolve asbestos lawsuits equitably, but also to protect the long-term value of our business and maintain our leadership position in the market," said William C. Foote, Chairman, President and CEO. "It was important to take the litigation out of a dysfunctional tort system and move it to a single forum where the claims can be objectively evaluated.

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USG FILES VOLUNTARY CHAPTER 11/2

     "The asbestos litigation system is clearly out of control," said Foote. "Lawsuits continue to be filed at a high rate with no slowdown in sight, and most of the claims are filed by people who are not sick. In addition, the recent bankruptcies of other asbestos defendants have dramatically increased U.S. Gypsum's asbestos costs to the point that they are completely out of proportion to its legitimate liability. We have said repeatedly that U.S. Gypsum can afford to pay for its own liability, but it cannot pay for the liability of other companies or pay everyone who was exposed to asbestos-containing products - yet that is exactly what is happening because of the high volume of new cases and the other asbestos-related bankruptcies."

     Commenting on the Company's operations, Foote explained, "Our businesses continue to grow, and we remain the leader in our markets. Today's filing is not about restructuring our Company's operating units or dealing with a liquidity crisis. Rather, the Chapter 11 process was the only alternative to prevent the value drain that has been occurring as U.S. Gypsum was forced to pay for the asbestos costs of other companies that have already filed for Chapter 11. The bankruptcy filing includes USG and its other major domestic subsidiaries to address financing needs during the Chapter 11 process and so that all USG companies would be included in the final resolution of U.S. Gypsum's asbestos liability.

     "We carefully considered other alternatives," continued Foote. "Chapter 11 is the only way to obtain a fair valuation of U.S. Gypsum's asbestos liability - and it is the best way to preserve value for all of our stakeholders, including our legitimate creditors, our shareholders and our employees."

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USG FILES VOLUNTARY CHAPTER 11/3

     He noted that USG is the eighth company in the last 18 months that has been forced to utilize Chapter 11 to resolve asbestos claims; over the past two decades, 27 companies have filed for protection under Chapter 11 because of asbestos litigation. Since 1994, U.S. Gypsum has been named in more than 250,000 asbestos-related personal injury claims, and has paid more than $450 million (before insurance recoveries) to manage and resolve asbestos-related litigation. Further, U.S. Gypsum has received more than 22,000 new claims since the beginning of this year. U.S. Gypsum's asbestos personal injury costs (before insurance) have risen from $30 million in 1997 to more than $160 million in 2000, and were expected to exceed $275 million in 2001.

     Commenting on the need for federal legislation, Foote said, "We have been advocating and working hard on a legislative solution to the asbestos situation. Legislation is needed; it represents good public policy and we remain committed to finding a legislative solution. However, we simply could not continue to endure the dramatic increase in asbestos costs and still protect USG, its customers, suppliers, employees, shareholders and other important stakeholders."

     USG also announced it has received a commitment for up to $350 million in debtor-in-possession (DIP) financing from JP Morgan Chase, which will augment the Company's liquidity and fund operations during the restructuring process, and enable the Company to purchase and pay for goods and services going forward.

     During the restructuring period and beyond, USG's operations will continue without interruption. The Company will maintain its commitment to providing the highest quality products and superior service to customers. Vendors will be paid for all goods furnished and


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USG FILES VOLUNTARY CHAPTER 11/4

services provided after the filing, and transactions that occur in the ordinary course of business will continue as before. Employees will be paid their normal wages, and benefit programs will continue uninterrupted. Employee interests in the USG Corporation Retirement Plan and the USG Corporation Investment Plan
(401k) are held in trust and protected by law. The Company's international operations are not included in the Chapter 11 filing and will continue to conduct business as usual.

     "While it is impossible to predict exactly how long our reorganization will take, our goal is to complete the restructuring and emerge from Chapter 11 as quickly as possible, with a comprehensive and final resolution to U.S. Gypsum's asbestos liability," Foote said.

     USG Corporation is a Fortune 500 company with subsidiaries that are market leaders in their key product groups: gypsum wallboard, joint compound, cement board and related gypsum products; ceiling tile and grid; and building products distribution. Additional information about the restructuring is available at www.usg.com or by calling toll-free (877) 874-8400.

     This press release contains forward-looking statements related to management's expectations about future business conditions. Actual business conditions may differ significantly from management's expectations and accordingly affect the corporation's sales and profitability. Actual results may differ as a result of factors over which the corporation has no control, including economic activity, such as new housing construction, interest rates, currency exchange rates and consumer confidence; competitive activity such as price and product competition; asbestos litigation; and increases in raw material and energy costs. Additional information about the factors that affect the corporation's financial results is included in the corporation's SEC filings. The corporation assumes no obligation to update the forward-looking information contained in this release.

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